Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
Contact: John G. Robinson
Telephone: (724) 684-6800

FedFirst Financial Corporation
Announces First Quarter 2009 Results

MONESSEN, PA – April 30, 2009 – FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank, today announced net income of $319,000 for the three months ended March 31, 2009 compared to $268,000 for the three months ended March 31, 2008. Basic and diluted earnings per share were $0.05 for the three months ended March 31, 2009 compared to $0.04 for the three months ended March 31, 2008.  Mr. Robinson, President and Chief Executive Officer of the Company, stated, “We are encouraged by a variety of solid indicators that show we are effectively building our core banking business in a challenging market. Our net interest income increased 18% and our interest rate spread increased 30 basis points when compared to the first quarter of 2008. We are also pleased with our low nonperforming to total loans ratio which has remained stable over the last year.”

Net interest income for the three months ended March 31, 2009 increased $340,000 to $2.2 million compared to the three months ended March 31, 2008.  Interest rate spread and net interest margin improved to 2.31% and 2.69% for the three months ended March 31, 2009 compared to 2.01% and 2.50% for the three months ended March 31, 2008, respectively. The improvement in interest rate spread and net interest margin is primarily attributed to the growth in the loan portfolio coupled with lower costs on deposits and borrowings.

The provision for loan losses was $160,000 for the three months ended March 31, 2009 compared to $59,000 for the three months ended March 31, 2008.  The increase in the provision is primarily related to growth in the loan portfolio, predominantly in one-to-four family residential, commercial real estate and business, and home equity loans. In addition, there has been a change in the loan portfolio composition with an increase as a percent of total loans in commercial real estate and business loans and a decrease in one-to-four family residential. Current conditions in the housing and credit markets also contributed to the increase in the provision. Charge-offs in the current period declined to $14,000 for the three months ended March 31, 2009 compared to $171,000 for the three months ended March 31, 2008. The current period charge-offs were related to unsecured consumer loans. The prior period charge-off was related to the Company taking possession of a one-to-four family property.

Noninterest income decreased $132,000 to $913,000 for the three months ended March 31, 2009 compared to $1.0 million for the three months ended March 31, 2008.  The decrease is primarily attributed to the recognition of a $156,000 gain on the sales of securities in the prior period.

Total assets were $340.9 million at March 31, 2009 compared to $349.8 million at December 31, 2008.  The decrease in total assets was primarily from calls on securities. Funds generated through security calls and $8.6 million in deposit growth were used to reduce borrowings by $18 million.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania.  First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.  Financial highlights of the Company are attached.

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Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties.  The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(In thousands, except share and per share data)	March 31,	December 31,
	2009	2008
Selected Financial Condition Data:
Total assets	$340,936	$349,761
Cash and cash equivalents	9,612	7,847
Securities available-for-sale	76,472	85,433
Loans receivable, net	229,512	230,184
Deposits	181,448	172,804
Borrowings	114,450	132,410
Equity	40,155	39,424

	(Unaudited)
	Three Months Ended
	March 31,
	2009	2008
Selected Operations Data:
Total interest income	$4,570	$4,306
Total interest expense	2,350	2,426
Net interest income	2,220	1,880
Provision for loan losses	160	59
Net interest income after provision for loan losses	2,060	1,821
Noninterest income	913	1,045
Noninterest expense	2,398	2,354
Income before income tax expense	575	512
Income tax expense	218	201
Net income	357	311
Noncontrolling interest in net income of consolidated subsidiary	38	43
Net income of FedFirst Financial Corporation	$319	$268

Earnings per share - basic and diluted	$0.05	$0.04
Weighted average shares outstanding - basic	6,077,749	6,231,354
Weighted average shares outstanding - diluted	6,077,749	6,231,516

	Three Months Ended
	March 31,
	2009	2008
Selected Financial Ratios(1):
Return on average assets	0.37%	0.34%
Return on average equity	3.20	2.48
Average interest-earning assets to average interest-bearing liabilities	113.45	115.28
Average equity to average assets	11.41	13.54
Interest rate spread	2.31	2.01
Net interest margin	2.69	2.50

	Period Ended
	March 31,	December 31,
	2009	2008
Allowance for loan losses to total loans	0.83%	0.76%
Allowance for loan losses to nonperforming loans	239.05	283.96
Nonperforming loans to total loans	0.35	0.27
Book value per share	$6.34	$6.21

(1) Three months ended ratios are calculated on an annualized basis.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.